Exhibit 21
FMC CORPORATION
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company’s consolidating subsidiaries, as of December 31, 2024, except for certain subsidiaries of the Registrant which do not, in the aggregate, constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934. This list does not include equity affiliate investments and cost investment.

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware

FMC Agricultural Products International AG	Switzerland

FMC Finance B.V.	Netherlands

FMC Quimica Sociedad Anonima	Argentina

FMC India Private Limited	India

FMC Química do Brasil Ltda.	Brazil

Cheminova India Limited	India

Cheminova A/S	Denmark

FMC International Switzerland Sàrl	Switzerland

FMC Luxembourg S.à.r.l.	Luxembourg

FMC Agricultural Caribe Industries, Ltd.	Puerto Rico

FMC Agro Singapore Pte. Ltd.	Singapore

FMC Agroquimica de Mexico S de RL de CV	Mexico

Cheminova Deutschland GmbH & Co. KG	Germany

FMC Singapore Holdings LLC	Delaware

FMC IP Technology GmbH	Switzerland

FMC Holdings 2 Pte. Ltd.	Singapore